Exhibit 10.1

GUARDANT HEALTH 505 Penobscot Drive, Redwood City, CA 94063 USA / 855.698.8887 client services / www.guardanthealth.com

REVISED OFFER LETTER

December 4, 2020

Michael Bell

61 Van Tassel Lane

Orinda, CA 94563

Dear Mike,

On behalf of Guardant Health, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer working as part of our Finance Department in 505 Penobscot Dr, Redwood City, CA 94063, USA. You will be working under the guidance of, and reporting to Helmy Eltoukhy, Chief Executive Officer.

When you join Guardant Health, you will be an exempt salaried employee. Your initial base salary will be USD 450,000, less applicable deductions and withholdings, which will be paid biweekly in accordance to the Company’s normal payroll procedures. As an exempt employee, you will not be entitled to payment of overtime. Your initial merit increase will be prorated from your hire date. For those starting on or after October 1st, you will not be eligible for a merit increase until the following year.

Bonus: You are eligible to participate in the Guardant Health Incentive Bonus Plan, and your target bonus percentage, as a percentage of base salary, is 50%. Actual target bonus amounts subject to the Guardant Health Incentive Bonus Plan are pro-rated based on date of hire. Employees with a date of hire on or after October 1st of this year are not eligible to participate in the Guardant Health Incentive Bonus Plan in the year in which they are hired.

Sign On: You will receive a signing bonus of USD 500,000 that will be earned over twenty-four (24) months, subject to applicable taxes, that will be payable on your first or second payroll date. Please note that if you voluntarily terminate your employment with the Company prior to completing the required twenty-four (24) months of service, you will be required to repay the sign-on bonus on a prorated basis. It will be based upon the number of months of employment with the Company divided by twenty-four (24).

Equity:

Restricted Stock Unit Award: Subject to the approval of the Guardant Health Compensation Committee, the Company will grant you a restricted stock unit award (the “RSU Award”) covering shares of the

Company’s common stock with a grant-date fair value of approximately USD 2,000,000 subject to your continued employment through the date of grant. The number of RSUs to be awarded will be determining by calculating the average closing price of the Company’s common stock for the calendar quarter during which you commence employment, in this case the average closing price for all trading days for the period of January 1, 2021 to March 31, 2021, and dividing the target RSU Award value by the average closing price of the Company’s common stock, then rounding up to the next whole share. The RSU Award is expected to vest 25% per year over a period of four years following your Start Date, as defined below, subject to your continued service with the Company through the applicable vesting date, and will be subject to the terms of the Company’s 2018 Incentive Award Plan (the “2018 Plan”) and an applicable award agreement in a form prescribed by the Company to be entered into by you and the Company, which will evidence the grant of the RSU Award.

Stock Options: Subject to the approval of the Guardant Health Compensation Committee, the Company will grant you a stock option (the “Option”) to purchase USD 2,000,000 of the Company’s common stock with an exercise price equal to the fair market value of the date of the grant. The number of stock options granted is calculated as 200% of the rounded number of RSUs awarded as calculated per the formula described above. Stock option exercise price is equal to the closing price of Guardant Health common stock on the date of grant. The Option shares will vest and become exercisable at the rate of 25% of the total number of shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date, as defined below) and 1/48th of the total number of shares each month thereafter on the monthly anniversary of the Vesting Commencement Date. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2018 Plan and the applicable award agreement between you and the Company.

Performance Stock Units: Subject to the approval of the Guardant Health Compensation Committee, the Company will grant you a performance-based stock unit award (the “PSU Award”) that when vested will be convert into the Company’s common stock with a grant-date fair value of approximately USD 1,000,000, subject to the Company meeting certain operational and financial performance milestones and your continued employment through the achievement of the milestones and subsequent holding period. Additional details will be provided upon approval by the Guardant Health Compensation Committee.

Paid Time Off: You will be eligible to accrue paid time off of 15 days for your first year and then 20 days from your first anniversary, accrued per pay period. Details of our paid time off policy will be provided in our Company’s handbook.

Group Benefits Plans: You will be eligible to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, vision and life insurance, subject to any eligibility requirements imposed by such plans. Eligibility for these plans will start on your first day of employment. Details of the plans will be provided prior to your Start Date and you will be able to select benefits during your first 30 days of employment. As an executive officer of the Company, you will also be extended our Indemnity Agreement and participate in our Executive Severance Plan, along with a supplemental long term disability insurance policy.

Confidentiality Agreement: Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to your Start Date.

Work Authorization: This offer is contingent upon your obtaining the requisite employment authorization. If you require assistance obtaining work authorization or transferring a visa, please contact Melissa Johnson (mejohnson@guardanthealth.com) to initiate the process with our attorneys. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Because the number of work visas available each year is limited by the U.S. Government, Guardant Health reserves the right to withdraw or suspend this offer of employment if it is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J- 1) you must contact us before beginning employment.

Federal immigration law requires that we verify your right to work legally in the United States. You will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

Your offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general reference and background check performed by the Company. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge. Please make sure to fill out the necessary forms as soon as you receive them.

Lastly, we pride ourselves having a supportive and open environment, however, as a Guardant Health employee, you will be expected to abide by the Company rules and standards. You will be required to read and sign the ‘Acknowledgment of Receipt’ from the Guardant Health Employee Handbook.

No Conflicting Obligations: By accepting this offer of employment, you understand and agree that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to Guardant Health, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer (to the extent you have any such obligations) and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

General Obligations: Guardant Health is proud of its culture that it’s developed and as an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that we are an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, family care status, marital or domestic partner status, veteran or military status, mental or physical disability or legally protected medical condition, genetic information, sexual orientation, gender identity, gender expression, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.

At Will Employment: Guardant Health is excited about your joining and looks forward to a mutually beneficial relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason without further obligation or liability. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the final and entire agreement as to how your employment may be terminated and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company that expressly changes your at-will status.

This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws and provisions.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the offer, please sign and date this letter in the space provided below and return it to me by December 8, 2020. We request that you begin full-time work in this new position on

January 5, 2021 (your “Start Date”).

Mike, we are very excited about having you join Guardant Health and look forward to working with you.

Very truly yours,

Guardant Health, Inc.

/s/ Amelia Merrill
Amelia Merrill, VP of People

ACCEPTED AND AGREED:

Michael Bell

/s/ Michael Bell
Signature
12/6/2020
Date

Attachment A: Confidential Information and Invention Assignment Agreement

GUARDANT HEALTH

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my continued employment with Guardant Health (the “Company”), I, Michael Bell (“I” or “Employee”), agree to the following terms (all of which shall be deemed to be effective starting as of when employment with the Company first commenced):

1. MAINTAINING CONFIDENTIAL INFORMATION

(a)     Confidential Information. For purposes of this Agreement, the term “Confidential Information” means all information and materials that are confidential, secret, or proprietary (whether or not technical in nature) related to any aspect of the business of the Company. Confidential Information includes lists of names or classes of customers or personnel, lists of suppliers or manufacturing entities, inventions, innovations, improvements, research or development activities and plans, test results, product specifications, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, specifications, computer programs, source codes, mask works, costs of production, volume of sales, promotional methods, marketing plans, business plans, business opportunities, strategies, forecasts, prices or other financial data, financial statements, budgets, projections, representative agreements, licenses, sub-licenses, agreements, and any and all information concerning the teaching of sales, marketing, and operational techniques, marketing and purchasing formulae, development of product designs, pre-manufacturing product designs, and formats. Confidential Information includes not only information that I have had disclosed to me or had access to in the course of employment, but also information that I developed or learned during the course of my employment with the Company. The term “Confidential Information” is to be broadly defined, but shall not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)     Company Confidential Information. I agree at all times in perpetuity to hold all Confidential Information in confidence and to not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Company employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of the Company. I agree to take all reasonable measures to protect the Confidential Information of the Company from falling into the public domain or the possession of persons other than those persons authorized to have any such Confidential Information. Nothing in this Agreement shall prohibit me from disclosing Confidential Information of the Company if legally required to do so by judicial or governmental order or in a judicial or governmental proceeding (“Required Disclosure”); provided that I shall (i) give the Company prompt notice of such Required Disclosure prior to disclosure; (ii) cooperate with the other party in the event that it elects to contest such disclosure or seek a protective order with respect thereto, and/or (iii) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested by the Required Disclosure.

(c)     Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers and that I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers unless consented to in writing by said employers. [I acknowledge and agree that I have listed on Exhibit D all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.]

(d)     Third Party Information. I recognize that the Company has received and in the future will receive from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, to the same extent as if it were Confidential Information.

(e)     Notice of Immunity. I am hereby notified that, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2. RETAINING AND ASSIGNING INVENTIONS AND ORIGINAL WORKS

(a)     Inventions and Original Works Retained By Me. I have attached hereto, as Exhibit A, in a manner that does not violate any third party rights, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s business and products, and which are not assigned to the Company; or, if such list is not attached, I represent that there are no such inventions.

(b)     Inventions and Original Works to Be Assigned to the Company. I will promptly make full written disclosure to the Company, I will hold in trust for the sole right and benefit of the Company, and I hereby assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, mask works, developments, improvements, designs, know-how, ideas, information or trade secrets which I solely or jointly conceive or develop or reduce to practice during the period of time I am in the employ of the Company. I hereby make all assignments necessary to accomplish the foregoing. I further agree that if I use or disclose my own confidential information or intellectual property in creating any inventions, original works of authorship, mask works, developments, improvements, designs, know-how, ideas, information or trade secrets during the period of time I am in the employ of the Company, the Company will have and I hereby grant the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights. I recognize, however, that Section 2870 of the California Labor Code (as set forth in Exhibit B hereto) exempts from this provision any invention as to which I can prove the following:

(i)     It was developed entirely on my own time; and

(ii)     No equipment, supplies, facility or trade secret of the Company was used in its development; and

(iii)     It does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research and development; and

(iv)     It does not result from any work performed by me for the Company.

I acknowledge that all original works of authorship which have been and will be made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

(c)     Obtaining Letters Patent and Copyright Registrations. I agree that my obligation to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(d)     Moral Rights. To the extent allowed by law, Section 2(b) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

3. CONFLICTING EMPLOYMENT

I agree that, during the term of my employment with the Company, I will devote full time to the business of the Company and will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment nor will I engage in any other activities that conflict with my obligations to the Company.

4. RETURNING COMPANY DOCUMENTS

I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns, whether or not confidential. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

5. REPRESENTATIONS

I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

6. NON-SOLICITATION

(a)     Non-solicitation of Business. I agree that upon termination of my employment, I will not use Company trade secrets to either solicit business from, or enter into a business relationship or transaction with, any person or entity that has or has had a business relationship with the Company (including, but not limited to, customers) or disrupt, or attempt to disrupt, any relationship, contractual or otherwise, between Company and any such person or entity.

(b)     Non-solicitation of Employees and Contractors. To the extent permitted by law, I agree that during my employment by the Company and for one year thereafter I will not solicit any employee or contractor of the Company to terminate his or her employment or contractor status with the Company.

7. GENERAL PROVISIONS

(a)     CA Law. This Agreement will be governed by the laws of the State of CA.

(b)     Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)     Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e)     At-Will Employment. I agree that my employment relationship with the Company is one of employment at will, meaning that either I or the Company may terminate my employment relationship without advance notice for any reason (or for no reason).

(f)     Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)     Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

(h)     Continuing Obligations. I agree that my obligations under this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Date:	12/6/2020

/s/ Michael Bell
Signature

Michael Bell
Name of Employee (typed or printed)

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

None

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS, ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

GUARDANT HEALTH

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Guardant Health (the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data and other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information and other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

Date:

Employee’s Signature

Type/Print Employee’s Name

EXHIBIT D

LIST OF PRIOR AGREEMENTS

None